EXHIBIT 99.1

Bioengineered Organ Implant Developer HART Reviews Progress and Q4 2015 Results

Hosts Management Update Call Today at 5:00pm EDT

Holliston, MA, March 17, 2016 – Harvard Apparatus Regenerative Technology, Inc. (HART), announced its financial results for the fourth quarter and year ended December 31, 2015 and reviewed its corporate and research progress and plans.

HART is a biotechnology company developing bioengineered organ implants based on the Company’s new Cellframe ™ technology. HART’s new Cellframe implant technology is comprised of a biocompatible scaffold that is seeded with the recipient’s own stem cells. It is being developed to treat life-threatening conditions of the esophagus, trachea or bronchus with the hope of dramatically improving the treatment paradigm for these patients. HART continues to build on the positive animal data it released in November.

“HART has made significant progress over the past twelve months,” said Jim McGorry, CEO of HART. “We have fundamentally reshaped our research and development and our entire company in improving and optimizing our new bioengineered organ implant technology. Our new Cellframe technology aims to optimize the interaction and signaling of the scaffold and the patient’s own cells to improve regeneration and remodeling. Initial results from large-animal studies have been encouraging and in many ways suggest that our technology is an entirely new and innovative approach to restoring organ function.”

“We are now advancing the development of our platform in collaborative large-animal studies with Mayo Clinic,” continued Mr. McGorry. “We expect to provide an update on our progress in mid-second quarter 2016. During this past year, we have also enhanced our management team and our Board of Directors, and formed a Scientific Advisory Board to guide our progress. We have added experienced industry team members to execute on our new vision and I believe we are on a solid footing to the future.”

HART is working to refine its new platform and to develop compelling data in support of its goal of filing an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) in late 2016, seeking to initiate clinical trials. Based on its existing preclinical data, HART has selected life-threatening conditions of the esophagus as the initial clinical application for advancing its Cellframe technology through the IND process.

Key large-animal data for HART's Cellframe technology was first announced in November 2015, and HART currently anticipates providing an update on its ongoing large-animal research collaboration with Mayo Clinic mid-second quarter 2016.

Q4 2015 Highlights:

•	Announced positive animal data in remodeling and regeneration of the esophagus, trachea and bronchus. The esophagus selected as lead product candidate to advance to an IND.

•	Joseph P. Vacanti, M.D., a surgeon and pioneering tissue engineering scientist, joined HART’s Scientific Advisory Board as its Chairman and its first member.

•	HART put in place a Common Stock Purchase facility with Aspire Capital pursuant to which HART completed an initial sale of 500,000 shares at $2.00 per share. The agreement provides HART with control over any future share sales under the agreement.

•	HART ended Q4 2015 with $7.5 million in cash on-hand.

Early 2016 Highlights:

•	Initiated large-animal surgeries under Mayo Clinic collaboration in late January with an initial update anticipated during the second quarter 2016.

•	Laura Mondano appointed VP of Regulatory Affairs in early March to lead the IND submission effort to the FDA. Ms. Mondano has 20+ years of accomplishment leading regulatory affairs for significant biotechnology companies, including Genzyme Corporation.

•	Blaine McKee, Ph.D., a 20-year biotech veteran and current SVP and Head of Transactions at Shire plc, joined HART’s Board of Directors. Dr. McKee joins the BOD's Audit Committee in March.

Q4 2015 Financial Highlights:

•	Cash used in operating activities was $1.6 million in the fourth quarter of 2015 as compared to $2.3 million in the fourth quarter of 2014.

•	Q4 revenues decreased to $8,000 compared with $45,000 in Q4 2014, reflecting the Company’s decision to fully focus on its Cellframe implant technology development and de-emphasize sales of its research bioreactor products. Accordingly, HART also recorded an $80,000 reserve against its research bioreactor inventories in Q4 2015, resulting in negative gross profit for the period.

•	Despite a Q4 2015 increase in spending related to its large-animal studies, HART’s Q4 2015 R&D expenses decreased to $1.2 million from $1.3 million in Q4 2014, primarily due to a $0.2 million year-over-year decrease in payroll-related costs.

•	General and administrative expenses decreased to $1.0 million in Q4 2015 compared to $1.5 million in Q4 2014, reflecting a $0.2 million decrease in stock-based compensation, a $0.2 million reduction in legal costs, and a $0.1 million reduction in payroll and other costs.

•	HART’s net loss for the quarter ended December 31, 2015 was $2.3 million, or $0.17 per basic share, compared to $2.8 million, or $0.36 per basic share, in Q4 2014.

Fiscal Year 2015 Financial Highlights:

•	Cash used in operating activities was $7.2 million and $8.0 million in 2015 and 2014, respectively. At year-end 2015, HART had $7.5 million in cash, compared to $5.3 million at year-end 2014.

•	R&D expenses decreased to $4.8 million in 2015 from $5.1 million in 2014. A $0.4 million increase in preclinical studies costs in 2015 was more than offset by a $0.3 million decrease in payroll and stock-based compensation expense, a $0.2 million decrease in research spending at foreign subsidiaries and a $0.2 million decrease in recruiting costs.

•	General and administrative expenses were $6.6 million in 2015 compared to $5.7 million in 2014, principally due to a $1.4 million increase in stock-based compensation, principally related to the resignation of the company’s former CEO. This was partially offset by decreases in payroll-related costs of $0.3 million and legal costs of $0.1 million.

•	HART’s fiscal 2015 net loss increased to $11.7 million, or $1.05 per basic share, compared with a net loss of $11.1 million, or $1.41 per basic share, in 2014.

Conference Call Details:

Management:	CEO Jim McGorry, CMO Saverio La Francesca, M.D. and CFO Tom McNaughton
Date and Time:	Thursday, March 17, 2016 at 5:00 p.m. (Eastern Time)
Telephone access:	877-407-8293 or 201-689-8349 (Int’l.)
Live webcast/replay:	http://public.viavid.com/index.php?id=118656
Telephone replay:	877-660-6853 or 201-612-7415 (Int’l.), access code 13632439
Available post-call through 11:59PM EDT, March 26, 2016

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the development expectations and regulatory approval of any HART products, including its Cellframe ™ implant technology, by the FDA, EMA, MHRA or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of HART products, including its Cellframe implant technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for the our Cellframe implant technology, bioreactors, scaffolds and other devices and product candidates we pursue; plus other factors described under the heading "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Harvard Apparatus Regenerative Technology expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

About HART: (www.hartregen.com)

Harvard Apparatus Regenerative Technology (HART) is a biotechnology company developing bioengineered organ implants based on the Company’s new Cellframe ™ technology. HART’s new Cellframe implant technology is comprised of a biocompatible scaffold that is seeded with the recipient’s own stem cells. It is being developed to treat life-threatening conditions of the esophagus, trachea or bronchus with the hope of dramatically improving the treatment paradigm for these patients

HART’s new Cellframe technology continues to be developed and is currently being tested in a large-animal collaborative study with Mayo Clinic. HART is working to refine its new platform and to develop compelling data in support of its goal of filing an Investigational New Drug (IND) application with the U.S. Food and Drug Administration in late 2016 to initiate clinical trials. Based on its existing preclinical data, the company has selected life-threatening conditions of the esophagus as the initial clinical application for advancing its Cellframe technology.

Investor Relations Contact:

Tom McNaughton

Chief Financial Officer

774-233-7321

tmcnaughton@hartregen.com

or

David Collins, Bill Jones, Helen Sun

Catalyst Global LLC

212-924-9800

hart@catalyst-ir.com

Exhibit 1

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months ended December 31,		Years ended December 31,
	2015	2014	2015	2014

Revenues	$8	$45	$118	$93
Cost of revenues	84	23	139	48
Gross (loss) profit	(76)	22	(21)	45

Operating expenses:
Research and development	1,166	1,286	4,786	5,119
Sales and marketing	13	88	289	329
General and administrative	1,035	1,490	6,605	5,654
Total operating expenses	2,214	2,864	11,680	11,102

Operating loss	(2,290)	(2,842)	(11,701)	(11,057)

Other income (expense), net	-	-	(3)	(4)

Loss before income taxes	(2,290)	(2,842)	(11,704)	(11,061)
Income taxes	-	-	-	-

Net loss	$(2,290)	$(2,842)	$(11,704)	$(11,061)

Basic and diluted net loss per share	$(0.17)	$(0.36)	$(1.05)	$(1.41)
Weighted average common shares, basic and diluted	13,409	7,851	11,154	7,821

Exhibit 2

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.
CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION
(unaudited, in thousands)

	December 31,	December 31,
	2015	2014

ASSETS
Cash	$7,456	$5,272
Other current assets	513	556
Property, plant and equipment, net	1,074	1,376

Total assets	$9,043	$7,204

LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities	$654	$710
Total stockholders' equity	8,389	6,494

Total liabilities and stockholders' equity	$9,043	$7,204

Exhibit 3

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.
CONSOLIDATED CONDENSED CASH FLOW INFORMATION
(unaudited, in thousands)

	Years ended December 31,
	2015	2014

Cash flows used in operating activities:
Net loss:	$(11,704)	$(11,061)
Non-cash items included in net loss	4,444	2,928
Changes in assets and liabilities	74	140
Net cash used in operating activities	(7,186)	(7,993)

Cash flows used in investing activities:
Net cash used in investing activities	(175)	(1,164)

Cash flows from financing activities:
Proceeds from issuance of common and convertible preferred stock, net	9,554	420
Net cash provided by financing activities	9,554	420

Effect of exchange rate changes on cash	(9)	1
Net increase (decrease) in cash	2,184	(8,736)
Cash at the beginning of the period	5,272	14,008
Cash at the end of the period	$7,456	$5,272